Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The board of directors

Equinor ASA

We consent to the use of our report dated 5 March 2019, with respect to the consolidated balance sheet of Equinor ASA and subsidiaries as of 31 December 2018, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended 31 December 2018, and the related notes (collectively the “consolidated financial statements”), before the effects of the adjustments to retrospectively apply the change in reclassification of Physically settled commodity derivatives as presented in Note 3, and retrospectively apply the disaggregation of Natural gas revenues in Note 3, incorporated herein by reference and to the reference to our firm under the heading ‘Experts’ in the prospectus.

Our report with respect to the 2018 consolidated financial statements refers to a change in policy for lifting imbalances.

/s/ KPMG AS
KPMG AS

Stavanger, Norway

10 July 2020